Exhibit 99.1

            Ultralife Batteries, Inc. Reports Third Quarter Results

    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 6, 2003--

     Operational Improvement and Profitability Continues for Third
          Consecutive Quarter; Year-to-Date Revenues up 128%

    Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported operating income of $1.1 million on revenues of $19.9 million for its third quarter ended September 27, 2003. Net income was $1.8 million, or $0.12 per diluted share, which includes $0.8 million of miscellaneous, non-cash income related to the forgiveness of a government-sponsored loan/grant as the Company met certain employment milestones.
    Revenues for the third quarter increased nearly three-fold to $19.9 million from the $6.8 million reported for the same three-month period a year ago. The $13.1 million increase resulted from greater shipments of the Company's HiRate(R) batteries, particularly the BA-5390 batteries used by military organizations in a variety of communications and weapons systems, as well as higher 9-volt battery sales.
    Gross margin for the September 2003 quarter amounted to $3.9 million, or 20% of revenues, compared with $0.1 million, or 2% of revenues, in the same period a year ago. This improvement was mainly attributable to higher volumes and improved manufacturing efficiencies. Operating expenses were $2.8 million, an increase of $0.7 million over last year due to higher product development costs and increased costs associated with a higher volume of business. As a result, the Company reported operating income of $1.1 million for the three months ended September 27, 2003 compared to an operating loss of $1.9 million in the prior year. Net income amounted to $1.8 million, or $0.12 per diluted share, compared with a net loss of $2.7 million, or $0.21 per share, for the same period a year ago.
    For the first nine months of 2003, revenues reached $55.4 million, a 128% increase over the $24.3 million in the prior year. This increase resulted from strong demand for HiRate batteries, including the BA-5390, and higher 9-volt battery shipments. Operating income was $3.7 million compared to an operating loss of $20.1 million in 2002 that included a $14.3 million asset impairment charge. Net income amounted to $4.2 million in the first nine months of 2003, or $0.31 per diluted share, compared with a net loss of $22.0 million in the same nine-month period last year, or a loss of $1.72 per diluted share.
    "Ultralife achieved unprecedented revenue growth and profitability for the third consecutive quarter, driven by continued market share gains in the U.S. military market," said John Kavazanjian, president and chief executive officer. "On a sequential basis, however, gross margin declined, primarily due to a lower margin per unit on a military contract. During the third quarter, we delivered half of the agreed-upon shipments on the $18.6 million BA-5390 contract with the U.S. Army. Unlike contract awards that result from a competitive bidding process, this contract was an 'exigent' contract, which is subject to an audit and a final price adjustment. In the first week of November, the audit process was completed, resulting in a reduction of the margin over the term of the contract. This lower margin is reflected in the third quarter results. The previous guidance for operating income did not anticipate either this contract adjustment or higher labor costs that we experienced arising from capacity constraints in both the U.S. and U.K. facilities. As a result, operating income came in below the second quarter results and guidance for the third quarter. We have adjusted our planning assumptions around a reduction in margin for the near future based on this contract finalization. We do expect relief on capacity constraints over the next several months as new equipment comes on line."

    Outlook

    For the fourth quarter ending December 31, 2003, management expects operating income of approximately $2.0 million, taking into account lower pricing on the BA-5390, on revenues of approximately $23.0 million. This compares to an operating loss of $1.7 on revenues of $8.8 million in the same quarter last year. For the full year of 2003, management anticipates operating income of approximately $5.7 million on total revenues of approximately $78.0 million. In 2002, the Company had an operating loss of $21.8 million, which included a $14.3 million asset impairment charge, on revenues of $33.0 million.
    Mr. Kavazanjian concluded, "2003 is proving to be a year of transformation at Ultralife, and we continue to strengthen the foundation for sustainable growth and to move forward with design projects for our primary and rechargeable products. As a result, our current outlook for 2004 indicates revenues of at least $100 million with operating income in the range of $11 million. We remain committed to our long-term strategy of leveraging the military business to expand into commercial sectors where the performance characteristics of Ultralife's lithium chemistries add value."

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on November 6 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the Web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #309664, starting at 12:00 p.m. ET November 6 until 12:00 p.m. ET November 13.
    Ultralife and HiRate are registered trademarks of Ultralife
Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------

                               Three Month Period  Nine Month Period
                                      Ended               Ended
                               September September September September
                                   27,       28,       27,       28,
                                  2003      2002      2003      2002
                                -------   -------   -------  --------

Revenues:
  Battery sales                 $19,743   $ 6,847   $54,583  $ 24,044
  Technology contracts              131         -       829       243
                                 -------   -------   -------  --------
Total revenues                   19,874     6,847    55,412    24,287

Cost of products sold:
  Battery costs                  15,936     6,718    43,200    21,930
  Technology contracts               45         -       429       221
                                 -------   -------   -------  --------
Total cost of products sold      15,981     6,718    43,629    22,151
                                 -------   -------   -------  --------

Gross margin                      3,893       129    11,783     2,136

Operating expenses:
  Research and development          652       477     1,883     2,614
  Selling, general, and
   administrative                 2,098     1,569     6,247     5,305
  Impairment of long-lived
   assets                             -         -         -    14,318
                                 -------   -------   -------  --------
Total operating expenses          2,750     2,046     8,130    22,237
                                 -------   -------   -------  --------

Operating income (loss)           1,143    (1,917)    3,653   (20,101)

Other income (expense):
  Interest, net                    (143)      (82)     (380)     (283)
  Equity loss in UTI                  -      (959)        -    (2,138)
  Gain from forgiveness of debt
   / grant                          781         -       781         -
  Miscellaneous                      (4)      221       183       486
                                 -------   -------   -------  --------
Income (loss) before income
 taxes                            1,777    (2,737)    4,237   (22,036)

Income taxes                          -         -         -         -
                                 -------   -------   -------  --------

Net income (loss)               $ 1,777   $(2,737)  $ 4,237  $(22,036)
                                 =======   =======   =======  ========


Earnings (loss) per share -
 basic                          $  0.13   $ (0.21)  $  0.33  $  (1.72)
                                 =======   =======   =======  ========
Earnings (loss) per share -
 diluted                        $  0.12   $ (0.21)  $  0.31  $  (1.72)
                                 =======   =======   =======  ========


Average shares outstanding -
 basic                           13,229    13,137    13,004    12,807
                                 =======   =======   =======  ========
Average shares outstanding -
 diluted                         14,361    13,137    13,701    12,807
                                 =======   =======   =======  ========



                      ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------


                                                   September December
                                                      27,       31,
                      ASSETS                         2003      2002
                                                   --------  --------

Current assets:
   Cash and investments                            $    929  $  1,374
   Trade accounts receivable, net                    15,842     6,200
   Inventories                                        7,572     5,813
   Prepaid expenses and other current assets          2,383       968
                                                    --------  --------
     Total current assets                            26,726    14,355

Property and equipment                               17,783    15,336

Other assets                                          1,608     1,683
                                                    --------  --------

   Total Assets                                    $ 46,117  $ 31,374
                                                    ========  ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-term
    debt                                           $  6,391  $    816
   Accounts payable                                   7,472     4,283
   Other current liabilities                          2,951     2,045
                                                    --------  --------
      Total current liabilities                      16,814     7,144

Long-term debt and capital lease obligations             87     1,987

Shareholders' equity:
   Common stock, par value $0.10 per share            1,405     1,358
   Capital in excess of par value                   117,990   115,251
   Accumulated other comprehensive loss              (1,066)   (1,016)
   Accumulated deficit                              (86,735)  (90,972)
                                                    --------  --------
                                                     31,594    24,621
   Less --Treasury stock, at cost                     2,378     2,378
                                                    --------  --------
       Total shareholders' equity                    29,216    22,243
                                                    --------  --------

Total Liabilities and Shareholders' Equity         $ 46,117  $ 31,374
                                                    ========  ========



    CONTACT: Ultralife Batteries, Inc.
             Company Contact:
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
              or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations Contact:
             Jody Burfening, 212-838-3777
             jks@lhai.com
              or
             Media Contact:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com